EXHIBIT 99.1

CONTACT: KELLY MCPHEE VICE PRESIDENT, COMMUNICATIONS (509) 232-1968 KELLY.MCPHEE@BANNERBANK.COM NEWS RELEASE

Banner Bank Agrees to Sell Utah Branches to People’s Intermountain Bank

WALLA WALLA, WA – July 27, 2017 – Banner Bank, a subsidiary of Banner Corporation (NASDAQ: BANR), today announced that it has entered into a purchase and assumption agreement to sell its Utah branches and related assets and liabilities to People’s Intermountain Bank, a banking subsidiary of People’s Utah Bancorp (NASDAQ: PUB).

The purchase and assumption agreement includes approximately $260 million in loans, $180 million in deposits and all of Banner Bank’s seven Utah branches which are located in Provo, Orem, Salem, Springville, South Jordan, Salt Lake City and Woods Cross. The deposit premium is estimated to be approximately $15.3 million based on average deposits at closing.

The purchase of the branches is subject to regulatory approval and satisfaction of customary closing conditions and is expected to be completed in the fourth quarter of 2017. The Utah branches will continue operating as Banner Bank until the transaction is completed. At that time, the branches will operate under the name of Bank of American Fork, a division of People’s Intermountain Bank.

About Banner Corporation

Banner Corporation is a $10.2 billion bank holding company operating two commercial banks in five Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.

About Banner Bank

Banner Bank is a Washington-chartered commercial bank conducting business from 187 locations in Washington, Oregon, California, Utah and Idaho. Banner Bank is a community bank which offers a wide variety of commercial banking services and financial products to individuals and small- and medium-sized businesses and their employees throughout the western U.S. Visit Banner Bank at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, plans, objectives, future performance or business, including the timing and impact of the sale of the branches. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. In addition, the requisite regulatory approvals for the sale of the branches might not be obtained. Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Banner Corporation’s expectations of results or any change in events.

Transmitted on Globe Newswire on July 27, 2017 at 6:00 a.m. PDT.